Execution Copy

The St. Joe Company

First Amendment
Dated as of July 30, 2007

to

Note Purchase Agreements
Dated as of August 25, 2005

Re: $65,000,000 5.28% Senior Notes, Series G, due August 25, 2015

$65,000,000 5.38% Senior Notes, Series H, due August 25, 2017
$20,000,000 5.49% Senior Notes, Series I, due August 25, 2020

First Amendment to Note Purchase Agreements

This First Amendment dated as of July 30, 2007 (the or this “First Amendment”) to the Note Purchase Agreements each dated as of August 25, 2005 is between The St. Joe Company, a Florida corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

Recitals:

A. The Company and each of the Noteholders, together with the other Purchasers listed on Schedule A to the hereinafter defined Note Agreements, have heretofore entered into separate and several Note Purchase Agreements each dated as of August 25, 2005 (collectively, as amended, the “Note Agreements”). The Company has heretofore issued (a) $65,000,000 in aggregate principal amount of its 5.28% Senior Notes, Series G, due August 25, 2015, (b) $65,000,000 in aggregate principal amount of its 5.38% Senior Notes, Series H, due August 25, 2017, (c) $20,000,000 in aggregate principal amount of its 5.49% Senior Notes, Series I, due August 25, 2020 (collectively, the “Notes”) pursuant to the Note Agreements. The Noteholders who are signatories hereto are the holders of more than 51% of the outstanding principal amount of the Notes.

B. The Company and the Noteholders now desire to amend the Note Agreements in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreements, as amended hereby, unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1. Amendments.

Section 1.1. Section 9 of the Note Agreements shall be and is hereby amended by adding at the end thereof a new Section 9.9 to read as follows:

“Section 9.9. Most Favored Lender Status. If at any time after the Amendment Effective Date (a) the Company enters into any amendment, modification or termination of the net worth covenant in Section 9.1(e) of the Bank Credit Agreement or any related definitions or adds an additional net worth covenant thereto or to any replacement thereof (collectively, the “New Financial Covenant”), then and in any such event the Company shall give written notice thereof to each holder of the Notes not later than thirty days following the date of execution of such amendment, modification, addition or termination thereof, as the case may be. Effective on the date of such amendment, modification, addition or termination of the net worth covenant in Section 9.1(e) of the Bank Credit Agreement, as the case may be, such New Financial Covenant or Covenants and related definitions shall then and thereupon be deemed to have been incorporated herein and/or amended, modified, added or terminated, as the case may be. Any event of default in respect of any such New Financial Covenant so included herein shall be deemed to be an Event of Default pursuant to Section 11(c) and otherwise subject to all applicable terms and provisions of this Agreement. The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of one counsel for the holders of the Notes) each and every amendment to this Agreement in form and substance satisfactory to the Required Holders and the Company evidencing the amendment of this Agreement to include, modify or exclude, as the case may be, any such New Financial Covenant, provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.”

Section 1.2. Section 10.1 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.1. Leverage Ratio. The Company and its Subsidiaries will not as at the end of each fiscal quarter permit the ratio of Consolidated Indebtedness to Total Asset Value to exceed 0.55 to 1.00, with any determination of Consolidated Indebtedness and Total Asset Value pursuant to this Section 10.1 to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes.”

Section 1.3. Section 10.2 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.2. Unencumbered Asset Value Ratio. The Company and its Subsidiaries will not permit as at the end of each fiscal quarter the ratio of Total Unencumbered Asset Value to Total Unsecured Indebtedness to be less than 1.75 to 1.00, with any determination of Total Unsecured Indebtedness and Total Unencumbered Asset Value pursuant to this Section 10.2 to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes.”

Section 1.4. Section 10.3 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.3. Secured Indebtedness Ratio. The Company and its Subsidiaries will not as at the end of each fiscal quarter permit the ratio of Total Secured Indebtedness to Total Asset Value to exceed 0.40 to 1.00, with any determination of Total Secured Indebtedness and Total Asset Value pursuant to this Section 10.3 to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes.”

Section 1.5. Section 10.4 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.4. (a) Fixed Charges Coverage Ratio. The Company and its Subsidiaries will not permit as at the end of each fiscal quarter the ratio of Consolidated Net Earnings Available for Fixed Charges for the four immediately preceding fiscal quarters (taken as a single accounting period) to Consolidated Fixed Charges for such four fiscal quarter periods to be less than 2.5 to 1.0, with any determination of Consolidated Net Earnings Available for Fixed Charges pursuant to this Section 10.4 to exclude (i) Indebtedness attributable to Qualified Senior Notes (and any Interest Expense thereon) and (ii) any interest income attributable to Qualified Installment Sale Notes.

(b) Minimum Net Worth. The Company will not at any time permit Tangible Net Worth to be less than $1,000,000,000, with any determination of Tangible Net Worth pursuant to this Section 10.4 to exclude (i) Indebtedness attributable to Qualified Senior Notes and (ii) Qualified Installment Sale Notes.”

Section 1.6. Section 10.5(a)(iv) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(iv) additional Indebtedness of the Company and its Subsidiaries; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

(1) the ratio of Consolidated Indebtedness to Total Asset Value as at such date shall not exceed 0.55 to 1.00, with any determination of Consolidated Indebtedness and Total Asset Value pursuant to this Section 10.5(a)(iv) to exclude (A) Indebtedness attributable to Qualified Senior Notes and (B) Qualified Installment Sale Notes;

(2) the ratio of Total Unencumbered Asset Value to Total Unsecured Indebtedness as at such date shall not be less than 1.75 to 1.00, with any determination of Total Unencumbered Asset Value to Total Unsecured Indebtedness pursuant to this Section 10.5(a)(iv) to exclude (A) Indebtedness attributable to Qualified Senior Notes and (B) Qualified Installment Sale Notes;

(3) the ratio of Total Secured Indebtedness to Total Asset Value as at such date shall not exceed 0.40 to 1.00, with any determination of Total Secured Indebtedness to Total Asset Value pursuant to this Section 10.5(a)(iv) to exclude (A) Indebtedness attributable to Qualified Senior Notes and (B) Qualified Installment Sale Notes; and

(4) Total Unsecured Subsidiary Indebtedness as at such date shall not exceed 10% of Total Asset Value as at such date, with any determination of Total Unsecured Subsidiary Indebtedness and Total Asset Value pursuant to this Section 10.5(a)(iv) to exclude (A) Indebtedness attributable to Qualified Senior Notes and (B) Qualified Installment Sale Notes; and.”

Section 1.7. Section 10.5(a)(v) of the Note Agreements shall be and is hereby amended by replacing the “.” with “; and”.

Section 1.8. Section 10.5(a) of the Note Agreements shall be and is hereby further amended by adding at the end thereof a new clause (a)(vi) to read as follows:

“(vi) Indebtedness evidenced by the Qualified Senior Notes.”

Section 1.9. Section 10.5(b) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(b) The Company will not as at the end of each fiscal quarter permit Total Unsecured Subsidiary Indebtedness to exceed 10% of Total Asset Value, with any determination of Total Unsecured Subsidiary Indebtedness and Total Asset Value pursuant to this Section 10.5(b) to exclude (i) Indebtedness attributable to Qualified Senior Notes and (ii) Qualified Installment Sale Notes.”

Section 1.10. Section 10.6(i) of the Note Agreements shall be and is hereby amended by replacing the “.” with “; and”.

Section 1.11. Section 10.6 of the Note Agreements shall be and is hereby further amended by adding at the end thereof a new paragraph (j) to read as follows:

“(j) Liens on the Qualified Installment Sale Notes and the Qualified Letter of Credit created or incurred in connection with the Qualified Installment Sale Transaction to secure the Qualified Senior Notes.”

Section 1.12. Section 10.8 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.8. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate; provided, however, the Qualified Installment Sale Transaction shall not be subject to the requirement that it be in the ordinary course of the Company’s business.”

Section 1.13. Section 11(c) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.8 or any New Financial Covenant; or”

Section 1.14. Section 11(f) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Indebtedness evidenced by the Qualified Senior Notes) that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of the 2002 Note Documentation, the 2004 Note Documentation or any Additional Note Purchase Agreement and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (2) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or”

Section 1.15. The following definitions shall be added in alphabetical order to Schedule B to the Note Agreements:

“Amendment Effective Date” means the “Effective Date” as defined in the First Amendment.

“Adjusted Total Asset Value” means the sum of all of the following (without duplication) of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) with respect to each Commercial Property (other than a Development Property and a Property acquired during the most recent period of four consecutive fiscal quarters) owned by the Company or any Subsidiary, the quotient of (i) Net Operating Income attributable to such Commercial Property for the period of four consecutive fiscal quarters most recently ended divided by (ii) the Capitalization Rate, plus (b) the GAAP book value of Properties acquired during the most recent period of four consecutive fiscal quarters, plus (c) with respect to each Development Property and each other Property that is under development, Construction-in-Process until the earlier of the (i) one year anniversary date of project completion or (ii) the fiscal quarter after the Property achieves an Occupancy Rate of 80%, plus (d) the GAAP book value of all Amenities, plus (e) the value of Unimproved Land as determined in accordance with the definition thereof, plus (f) the GAAP book value of all other Properties not otherwise included in any of the immediately preceding clauses (a) through (e), plus (g) the undepreciated GAAP book value of all other tangible assets of the Company, each of the Subsidiary Guarantors and their respective Subsidiaries that would, in accordance with GAAP, be classified as assets on a consolidated balance sheet of the Company, the Subsidiary Guarantors and their respective Subsidiaries as of such date. The Company’s pro rata share of assets held by Unconsolidated Affiliates will be included in Adjusted Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Adjusted Total Asset Value, Net Operating Income from Commercial Properties disposed of by the Company or any Subsidiary during the immediately preceding period of four consecutive fiscal quarters of the Company shall be excluded. For the purposes of calculating the value of undepreciated tangible assets under the immediately preceding clause (g), assets included in the Parking Transactions (whether or not such assets are consolidated for financial accounting purposes) shall be included, except to the extent that the Adjusted Total Asset Value attributable to assets included in the Parking Transactions would exceed 10% of the Adjusted Total Asset Value, in which case such excess shall be excluded.

“Amenity” means an amenity (such as a pool, golf course, club house, sporting club, marina, bait shop, amusement facility or the like) directly associated with a project of the Company in the ordinary course of business and consistent with past practices.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.40 per square foot for office Properties and $0.15 per square foot for retail or industrial Properties times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in determinations of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Company and its Subsidiaries and a proportionate share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means eight and three quarters percent (8.75%).

“Commercial Property” means any operating Property that is operating, or is to be developed, as retail, office, industrial or multifamily apartments for rent.

“Construction-in-Process” means cash expenditures for improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties that are under development or are scheduled to commence development within twelve months from any date of determination.

“Development Property” means a Commercial Property currently under development that has not achieved an Occupancy Rate of at least 80%, or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80%.

“Disposed Property” means approximately 33,035 acres of real property located in Chattahoochee and Stewart Counties, Georgia conveyed to Timbervest Partners Stewart I, LLC and Timbervest Partners Stewart II, LLC on June 1, 2007.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“First Amendment” means that certain First Amendment to Note Purchase Agreements dated as of July 30, 2007 among the Company and the holders of the Notes party thereto.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Net Operating Income” or “NOI” means, for any Commercial Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Commercial Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Commercial Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Commercial Property, but specifically excluding general overhead expenses of the Company or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Commercial Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Commercial Property for such period.

“New Financial Covenant” is defined in Section 9.9.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage units of such Property. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of such date.

“Parking Transactions” means certain structured facility and related transactions pursuant to which an unrelated developer entity will develop or purchase new real estate projects under the contractual direction and control of the Company. Each Parking Transaction will have substantially the following attributes: (i) up to 100% of the capital for such development will be financed by the unrelated developer entity through the issuance of a combination of Equity Interests and Indebtedness; (ii) the Company (or a Subsidiary of the Company) will lease the projects and will have the option to purchase the projects for cost; (iii) the Company may or may not Guaranty the Indebtedness issued by the unrelated developer entity and, in the case of a lease arrangement between the unrelated developer entity and a Subsidiary of the Company, may or may not Guaranty the lease obligations of such Subsidiary; and (iv) the Company expects that such purchases will be made when they can be matched with land sales to create a tax-free exchange.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Company, any Subsidiary or any Unconsolidated Affiliate of the Company and which is located in a state of the United States of America or the District of Columbia.

“Qualified Installment Sale Notes” means those certain promissory notes due to Timberland Company issued by Timbervest Partners I SPV, LLC and Timbervest Partners II SPV, LLC having a term of fifteen years in payment of the purchase price for the Disposed Property sold in the Qualified Installment Sale Transaction, which promissory notes are secured by the Qualified Letters of Credit.

“Qualified Installment Sale Transaction” means the sale of the Disposed Property in exchange for the Qualified Installment Sale Notes, which Qualified Installment Sale Notes were assigned, together with the Qualified Letters of Credit, for cash to the Qualified SPE which in turn issued its Qualified Senior Notes to a trustee acting on behalf of Persons acquiring interests in such Qualified Senior Notes in a private placement.

“Qualified Letters of Credit” means those certain standby letters of credit issued by Wachovia Bank, National Association, in its capacity as letter of credit issuer and in a stated amount equal to the face amount of the Qualified Installment Sale Notes plus 210 days of accrued and unpaid interest.

“Qualified Senior Notes” means the senior promissory notes issued by the Qualified SPE to a trustee acting on behalf of Persons acquiring interests in such notes in an institutional private placement in connection with the Qualified Installment Sale Transaction and secured solely by the Qualified Installment Sale Notes and the Qualified Letters of Credit held by such Qualified SPE and without recourse to the Company or any other Subsidiary.

“Qualified SPE” means Georgia Timber Finance I, LLC, a wholly-owned Subsidiary of Timberland Company, formed as a special purpose entity in connection with the Qualified Installment Sale Transaction for the sole purpose of (a) owning and holding the Qualified Installment Sale Notes issued in connection with such Qualified Installment Sale Transaction, together with the Qualified Letters of Credit securing such Qualified Installment Sale Notes, (b) issuing the Qualified Senior Notes to be secured solely by such Qualified Installment Sale Notes and the Qualified Letter of Credit and (c) engaging in other activities incidental to the foregoing.

“Tangible Net Worth” means Adjusted Total Asset Value minus Total Indebtedness.

“Timberland Company” means St. Joe Timberland Company of Delaware, LLC, a Subsidiary of the Company.

“Total Indebtedness” means all Indebtedness of the Company and all Subsidiaries determined on a consolidated basis.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

Section 1.16. The definitions of “Bank Credit Agreement” and “Unimproved Land” in Schedule B shall be and is hereby amended in its entirety to read as follows:

“ “Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated July 22, 2005 among the Company, the lenders named therein and Wachovia Bank, National Association, as Administrative Agent, as amended by that certain First Amendment dated February 26, 2007 and that certain Second Amendment dated June 28, 2007, as the same may from time to time be further amended, supplemented, modified, refinanced, renewed or replaced.”

“Unimproved Land” means (i) land on which no development (other than improvements that are not material or are temporary in nature) has occurred and (ii) land on which a project is currently under development so long as the calculation of Adjusted Total Asset Value does not include any NOI attributable to such Property. For purposes of this Agreement, Unimproved Land shall be valued as follows:

(a) $50,000 per acre for acreage related to the Company’s Residential Real Estate segment which is either entitled or currently in the entitlement process;

(b) $2,000 per acre for acreage related to the Company’s Residential Real Estate segment which is neither entitled nor currently in the entitlement process;

(c) $8,000 per acre for acreage related to the Company’s Rural Land Sales segment which is either entitled or currently in the entitlement process;

(d) $1,500 per acre for acreage related to the Company’s Rural Land Sales segment which is neither entitled nor currently in the entitlement process;

(e) $40,000 per acre for acreage related to Company’s Commercial segment which is either entitled or currently in the entitlement process;

(f) $1,750 per acre for acreage related to Company’s Commercial segment which is neither entitled or in the entitlement process;

(g) $1,500 per acre for acreage classified by the Company as ANRR Right-of-Way, Conservation/Mitigation, Corporate, Mitigation, or Overlap; and

(h) $1,200 per acre for acreage classified by the Company as Timberland or not elsewhere classified by the Company.

For land valuation purposes the Company’s RiverCamps and WhiteFence Farms projects will be included in subparagraphs (c) or (d) above, as appropriate. For the avoidance of doubt, a project is deemed entitled when all major discretionary governmental land-use approvals have been received. The Company and each of the holders of the Notes acknowledge that an entitled project may require additional permits for development and/or build-out and also may be subject to legal challenge. The per acre values set forth above will be reviewed on each anniversary date of the Closing and adjusted as requested by the Company and consented to by the Required Holders or as otherwise reasonably determined by the Required Holders in good faith after consultation with the Company.”

Section 2. Representations and Warranties of the Company.

Section 2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) the Note Agreements, as amended by this First Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance by the Company of this First Amendment (i) does not require the consent or approval of any governmental or regulatory body or agency, and (ii) will not (A) violate (1) any provision of applicable law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (ii)(A)(3) of this Section 2.1(c);

(d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

(e) all the representations and warranties contained in Section 5 of the Note Agreements are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except the representations and warranties set forth in Sections 5.3 and 5.4, in the final two sentences of Section 5.9 and in the first sentence of Section 5.15 which are true and correct as of the date of the issuance of the Notes.

Section 3. Conditions to Effectiveness of This First Amendment.

Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied (the “Effective Date”):

(a) executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

(b) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by its Secretary or an Assistant Secretary;

(c) the Noteholders shall have received a copy of the Second Amendment to the Bank Credit Agreement;

(d) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof and the execution and delivery by the Company of this First Amendment shall constitute certification of the same;

(e) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders; and

(f) each holder of a Note shall have received a non-refundable fee equal to 0.10% of the aggregate outstanding principal amount of the Notes held by such holder.

Upon receipt of all of the foregoing, this First Amendment shall become effective.
Section 4.	Payment of Noteholders’ Counsel Fees and Expenses.

Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

Section 5. Miscellaneous.

Section 5.1. This First Amendment shall be construed in connection with and as part of each of the Note Agreements, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreements without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 5.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 5.4. This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 5.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Remainder of Page Intentionally Blank]

The St. Joe Company

By /s/ Stephen W. Solomon

Stephen W. Solomon Senior Vice President and Treasurer

Accepted and Agreed to:

Allianz Life Insurance Company of North America

By	/s/ Brian F. Landry

Name: Brian F. Landry Title: Vice President

Allstate Insurance Company

By	/s/ Robert B. Bodett

Name: Robert B. Bodett
By	/s/ Jerry D. Zinkula

Name: Jerry D. Zinkula Authorized Signatories

Allstate Life Insurance Company

By	Robert B. Bodett

Name: Robert B. Bodett
By	Jerry D. Zinkula

Name: Jerry D. Zinkula Authorized Signatories

Companion Life Insurance Company

By	/s/ Curtis R. Caldwell

Name: Curtis R. Caldwell Title: Authorized Signer

Mutual of Omaha Insurance Company

By	/s/ Curtis R. Caldwell

Name: Curtis R. Caldwell Title: Vice President

General Electric Capital Assurance Company

By /s/ Scott Sell

Name: Scott Sell

Title: Investment Officer

GE Life and Annuity Assurance Company

By	/s/ Scott Sell

Name: Scott Sell Title: Investment Officer

Berkshire Life Insurance Company of America

By

Name:
Title:

The Guardian Life Insurance Company of America

By

Name:
Title:

Life Insurance Company of the Southwest

By	R. Scott Higgins

	Name: R. Scott Higgins Title:	Vice President Sentinel Asset Management

Massachusetts Mutual Life Insurance Company

By: Babson Capital Management LLC as Investment Adviser

By

Name:

Title:

MassMutual Asia Limited

By: Babson Capital Management LLC as Investment Adviser

By

Name:

Title:

C.M. Life Insurance Company

By: Babson Capital Management LLC as Investment Sub-Adviser

By

Name:

Title:

Hakone Fund LLC

By: Babson Capital Management LLC as Investment Manager

By

Name:

Title:

The Northwestern Mutual Life Insurance Company

By	/s/ Mark E. Kishler

Name: Mark E. Kishler Its Authorized Representative

The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account

By	/s/ Mark E. Kishler

Name: Mark E. Kishler Its Authorized Representative

Teachers Insurance and Annuity Association of America

By	/s/ Lisa M. Ferraro

Name: Lisa M. Ferraro Title: Director

Transamerica Life Insurance and Annuity Company

By

Name:
Title:

Each of the undersigned hereby confirms its continued guaranty of the obligations of the Company under the Note Agreements, as amended hereby, pursuant to the terms of the Subsidiary Guaranty Agreement dated as of August 25, 2005, on this 30th day of July, 2007.

280 Interstate North, L.L.C. (Manager)
5660 NND, L.L.C. (Manager)
Apalachicola Northern Railroad Company (Senior Vice President)
Arvida Housing L.P., Inc. (Senior Vice President)
Crooked Creek Real Estate Company (Senior Vice President)
Crooked Creek Utility Company (Senior Vice President)
Deer Point I & II, LLC (Manager)
Georgia Wind I, LLC (Manager)
Georgia Wind II, LLC (Manager)
Georgia Wind III, LLC (Manager)
Millenia Park One, L.L.C. (Manager)
Overlook I & II, LLC (Manager)
Paradise Pointe, LLC (Senior Vice President)
Park Point Land, LLC (Manager)
PSJ Waterfront, LLC (Manager)
Riverside Corporate Center, L.L.C. (Manager)
Southhall Center, L.L.C. (Manager)
St. James Island Utility Company (Senior Vice President)
St. Joe Central Florida Contracting, Inc. (Senior Vice President)
St. Joe Community Sales, Inc. (Senior Vice President)
St. Joe Development, Inc. (Senior Vice President)
St. Joe Finance Company (Senior Vice President)
St. Joe Home Building, L.P. By: St. Joe West Florida Contracting, Inc., General Partner (Senior Vice President)
St. Joe Northeast Florida Contracting, Inc. (Senior Vice President)
St. Joe Residential Acquisitions, Inc. (Senior Vice President)
St. Joe Timberland Company of Delaware, L.L.C. (Senior Vice President)
St. Joe Towns & Resorts, L.P. By: St. Joe/Arvida Company, Inc., General Partner (Senior Vice President)
St. Joe Utilities Company (Senior Vice President)
St. Joe West Florida Contracting, Inc. (Senior Vice President)
St. Joe-Southwood Properties, Inc. (Senior Vice President)
St. Joe/Arvida Company, Inc. (Senior Vice President)
Sunshine State Cypress, Inc. (Senior Vice President)
Talisman Sugar Company (Senior Vice President)
The Port St. Joe Marina, Inc. (Senior Vice President)

By: /s/ Stephen W. Solomon
Stephen W. Solomon, as its Manager or Senior Vice
President, as the case may be

St. Joe Capital I, Inc. By: /s/ David F. Childers, III

David F. Childers, III President
Residential Community Title Company By: /s/ Christine M. Martin

Christine M. Martin Vice President